MDU Resources Reports Second Quarter 2026 Results; Advances Infrastructure
Growth Opportunities

•Consolidated net income of $21.3 million, up 55.5% from the same quarter last year
•Earnings per share of $0.10, up 42.9% year-over-year
•Continued progress on proposed Bakken East Pipeline Project
•2026 guidance reaffirmed; earnings per share in the range of $0.93 to $1.00

BISMARCK, N.D.—Aug. 6, 2026—MDU Resources Group, Inc. (NYSE: MDU) today announced its financial results for the second quarter of 2026, highlighting continued execution across its regulated utility and pipeline businesses, progress on key growth initiatives and increasing infrastructure opportunities driven by customer growth and emerging demand trends.

"We delivered solid second quarter results while continuing to position the company for long-term growth," said Nicole A. Kivisto, president and CEO of MDU Resources. "Our utility businesses benefited from new rates, customer growth and investments such as Badger Wind Farm, while our pipeline business continued advancing strategic projects that have the potential to create meaningful value over time. We are especially encouraged by the continued advancement of our proposed Bakken East Pipeline Project. We believe our progress with customer commitments demonstrates the project's strategic value. We also remain encouraged by development activity across our service territory, including data center opportunities and growing infrastructure demand."

The following summarizes the company's results for the three and six months ended June 30:

	Three Months Ended June 30:		Six Months Ended June 30:
	2026	2025	2026	2025
	(In millions, except per share amounts)
Net income	$21.3	$13.7	$102.1	$95.7
Earnings per share, diluted	$.10	$.07	$.49	$.47

"Our employees continue to demonstrate a commitment to safety, reliability, operational excellence and customer service," Kivisto added. "Their efforts are helping us navigate a dynamic operating environment while advancing important infrastructure investments that support customers and communities.

Proposed Bakken East Pipeline Project Update
The proposed Bakken East Pipeline Project continues to advance through engineering, environmental review and pre-filing activities. With recently signed precedent agreements, we now have executed agreements with all customers that submitted binding open season interest totaling nearly 1.2 billion cubic feet per day of firm natural gas transportation capacity, with a negotiated option in place that may increase the contracted volumes to nearly all of the original interest from our binding open season. The company continues to design the project for 1.4 billion cubic feet per day of transportation capacity. Overall project design is being finalized based on confirmed customer volumes and delivery locations before a final investment decision is made, which is expected ahead of a FERC Section 7(c) application.

This application is now anticipated to be filed in the fourth quarter of 2026. The proposed in-service dates of Phase One in late 2029 and Phase Two in late 2030, remain. As development progresses, the company continues to evaluate all financing options to support the projected $2.7 billion to $3.2 billion project.

Electric Utility Segment
Strong earnings growth driven by Badger Wind recovery, implementation of new and interim rates and increased volumes

•Badger Wind Farm contributed $3.3 million in earnings for the quarter
•Montana interim rates and new Wyoming electric rates contributed positively to results
•Retail sales volumes increased 8.2%

The electric segment earned $14.7 million in the second quarter of 2026, compared with $10.4 million in the second quarter of 2025. In addition to Badger Wind Farm, results benefited from implemented rate increases and higher retail sales volumes. Data center demand continued to contribute to electric retail sales volume growth.

Approach to Data Centers
Our approach to serving data center customers, is grounded in protecting existing customers and ensuring that growth creates value for the communities we serve. Data center customers are responsible for paying the costs associated with connecting to and being served by the electric system, including infrastructure and energy-related expenses. Through careful planning, regulatory oversight and cost-allocation mechanisms, we ensure that existing customers are not subsidizing the costs of serving these new customers. At the same time, the additional revenue generated from serving data center customers can help support the electric system and contribute to reducing certain fixed costs by allocating them across a broader customer base. This current approach creates benefits for all customers.

Regulatory Update:
•North Dakota:
◦Filed an electric general rate case on June 30, 2026, requesting an annual revenue increase of approximately $34.5 million. Interim rates of approximately $26.3 million have been requested beginning Sept. 1, 2026. The filing reflects investments in electric infrastructure, normal depreciation of those assets, reliability improvements, system safety and higher operation and maintenance expense.
◦Entered into an electric service agreement (ESA) in June with Applied Digital Corp. to serve Polaris Forge 3, an AI Factory near Center, North Dakota. At full capacity, the campus would require 430 megawatts of electricity. Approval of the ESA and other regulatory filings by the North Dakota Public Service Commission is pending.
◦In June, the North Dakota Public Service Commission approved the route permit for the Jamestown-to-Ellendale Transmission Project (JETx). The project is expected to enhance reliability, improve resiliency, reduce transmission congestion and support access to lower-cost energy across the region.
•Montana: Interim electric rates reflecting an annual increase of approximately $10.4 million remain in effect, subject to refund. A settlement agreement of $10.0 million has been filed and is pending approval by the Montana Public Service Commission.
•Wyoming: General rate case settlement was approved for an annual increase of $5.8 million with rates effective April 1, 2026; reflecting recovery of infrastructure investments as well as associated operation and maintenance expense.

Natural Gas Distribution Segment
New rates and higher retail sales volumes support improved year-over-year results, offset by interest expense increases

•Positive contributions from new rates in Idaho, Washington, Montana and Wyoming
•Retail sales volumes increased 6.7%
•Continued customer growth of 1.6% year-over-year
•Increased interest expense due to higher long-term debt balances

The natural gas distribution segment reported a seasonal second quarter loss of $3.9 million, compared with a seasonal loss of $7.4 million in the prior-year period. Results benefited from new rates across multiple jurisdictions, increased retail sales volumes and continued customer growth. The higher interest expense partially offset the gains.

Regulatory Update:
•Washington: Filed a multiyear natural gas rate case with the Washington Utilities and Transportation Commission requesting an annual revenue increase of $25.1 million in year one, and $18.1 million in year two. The filing reflects investments in natural gas infrastructure, reliability improvements, system safety and normal depreciation of those assets. The request is pending a decision by the commission.
•Oregon: A multi-party settlement agreement of $12.2 million has been filed and is pending approval by the Oregon Public Utility Commission.
•Minnesota: General rate case filing is anticipated later this year.

Pipeline Segment
Strategic growth initiatives continue to advance

•Continued development of the proposed Bakken East Pipeline Project
•Progress on additional growth projects
•Strong transportation demand across the system

The pipeline segment earned approximately $14.4 million in the second quarter of 2026, compared with $15.4 million in the second quarter of 2025. Results were driven by lower other income and higher depreciation expense. These impacts were partially offset by increased transportation revenue, primarily due to customer demand for short-term natural gas transportation contracts.

Strategic Project Updates:
•Proposed Bakken East Pipeline Project: Development activities continued during the quarter as the company advanced customer agreements, engineering work and regulatory activities. We have executed precedent agreements totaling nearly 1.2 billion cubic feet per day, with a negotiated option in place for nearly all of the original interest from our binding open season. The company continues engineering, environmental, cultural resource and stakeholder engagement activities while evaluating financing and partnership opportunities. Development activities remain focused on creating long-term value while advancing a strategically significant infrastructure project for North Dakota and the broader region.
•Line Section 32 Expansion Project: The project remains on schedule following the filing of a FERC 7(c) application in March 2026. The filing represents an important regulatory milestone as the project advances toward its targeted late-2028 in-service date, subject to regulatory approvals.
•Minot Industrial Project: Development activities for this potential project continue under agreements currently extended through late 2026. The proposed project could consist of an approximately 90-mile pipeline from Tioga, North Dakota to Minot, North Dakota and ancillary facilities to support anticipated industrial demand in the area.

Regulatory Update:
•FERC rate case filed on May 29, 2026, requesting updated transportation and storage services rates. The filing seeks a $31 million annual revenue increase. Approximately 30% of the requested revenue increase is due to proposed new depreciation and amortization rates. FERC accepted and suspended the proposed rates on June 30, 2026, with rates to become effective Dec. 1, 2026, subject to refund and the outcome of hearing procedures if a settlement with our customers and FERC is not reached.

Guidance
MDU Resources is reaffirming guidance and expects earnings per share to be in the range of $0.93 to $1.00.

The expected 2026 results are based on several assumptions, including normal weather, economic and operating conditions for the remainder of the year, continued customer growth, successful execution of approved capital investment programs and constructive regulatory outcomes.

The company's long-term earnings-per-share growth objective remains 6% to 8%.

Conference Call
MDU Resources will webcast its second quarter 2026 earnings conference call today at 2 p.m. ET. The webcast can be accessed through the Investors section of the company's website. A replay will be available following the call.

About MDU Resources Group, Inc.
MDU Resources Group, Inc., a member of the S&P SmallCap 600 index, strives to deliver safe, reliable, cost-effective and environmentally responsible electric utility and natural gas distribution services to more than 1.2 million customers across the Pacific Northwest and Midwest. In addition to its utility operations, the company’s pipeline business operates a more than 3,800-mile natural gas pipeline network and storage system, ensuring reliable energy delivery across the Northern Plains. With a legacy spanning over a century, MDU Resources remains focused on energizing lives for a better tomorrow. For more information about MDU Resources, visit www.mdu.com or contact the investor relations department at investor@mduresources.com.

Investor Contact: Brent Miller, treasurer, 701-530-1730
Media Contact: Byron Pfordte, director of integrated communications, 208-377-6050

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws.
Other than statements of historical facts, all statements which address activities, events or developments that the company anticipates will or may occur in the future are forward-looking statements based on underlying assumptions (many of which are based, in turn, upon further assumptions), including but not limited to, statements identified by the words "anticipates," "estimates," "expects," "intends," "plans," and "predicts," in each case related to such things as growth estimates, stockholder value creation, the company's "CORE" strategy, capital expenditures, financial guidance, trends, objectives, goals, dividend payout ratio targets, earnings per share growth targets, customer rates, regulatory approvals, sustainability, strategies and other such matters. These forward-looking statements are based on many assumptions and factors, which are detailed in the company's filings with the U.S. Securities and Exchange Commission.

While made in good faith, these forward-looking statements are based largely on the company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond the company's control. For additional discussion regarding risks and uncertainties that may affect forward-looking statements, see "Risk Factors" disclosed in the company's most recent Annual Report on Form 10-K, and subsequent filings. Any changes in such assumptions or factors could produce significantly different results. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by applicable law, the company undertakes no obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

Consolidated Statements of Income
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
	(In millions, except per share amounts)
	(Unaudited)
Operating revenues	$375.2	$351.2	$981.2	$1,026.0
Operating expenses:
Purchased natural gas sold	93.5	96.0	332.9	413.2
Electric fuel and purchased power	38.6	34.9	84.7	78.6
Operation and maintenance	114.1	112.8	228.9	223.9
Depreciation and amortization	55.2	51.8	109.4	103.1
Taxes, other than income	25.9	25.3	61.7	64.0
Total operating expenses	327.3	320.8	817.6	882.8
Operating income	47.9	30.4	163.6	143.2
Other income	6.2	9.9	8.8	14.9
Interest expense	31.5	25.4	64.2	52.2
Income before income taxes	22.6	14.9	108.2	105.9
Income tax expense	3.3	.8	8.0	9.3
Income from continuing operations	19.3	14.1	100.2	96.6
Discontinued operations, net of tax	2.0	(.4)	1.9	(.9)
Net income	$21.3	$13.7	$102.1	$95.7

Earnings per share – basic:
Income from continuing operations	$.09	$.07	$.48	$.47
Discontinued operations, net of tax	.01	—	.01	—
Earnings per share – basic	$.10	$.07	$.49	$.47
Earnings per share – diluted:
Income from continuing operations	$.09	$.07	$.48	$.47
Discontinued operations, net of tax	.01	—	.01	—
Earnings per share – diluted	$.10	$.07	$.49	$.47
Weighted average common shares outstanding – basic	209.6	204.3	207.5	204.2
Weighted average common shares outstanding – diluted	211.7	205.2	209.3	205.1

Selected Cash Flows Information
	Six Months Ended
	June 30,
	2026	2025
	(In millions)
Net cash provided by operating activities	$265.3	$334.9
Net cash used in investing activities	(196.1)	(174.4)
Net cash used in financing activities	(51.1)	(168.6)
Increase (decrease) in cash, cash equivalents and restricted cash	18.1	(8.1)
Cash, cash equivalents and restricted cash - beginning of year	28.2	66.9
Cash, cash equivalents and restricted cash - end of period	$46.3	$58.8

Capital Expenditures
Business Line	2026 Estimated	2027 Estimated	2028 Estimated	2029 Estimated	2030 Estimated	2026-2030 Total Estimated
	(In millions)
Electric	$129	$309	$250	$184	$210	$1,082
Natural gas distribution	340	295	240	254	223	1,352
Pipeline	60	70	181	282	50	643
Total capital expenditures[1]	$529	$674	$671	$720	$483	$3,077

[1] Excludes Other category
Note: Total capital expenditures is presented on a net basis

The capital program is subject to continued review and modification by the company. Actual expenditures may vary from estimates. Investment in the potential Bakken East Pipeline project would be incremental to the outlined capital program.

Electric	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
	(In millions)
Operating revenues[1,2]	$116.1	$98.1	$237.3	$210.5
Operating expenses:
Electric fuel and purchased power[1]	38.6	34.9	84.7	78.6
Operation and maintenance	31.2	29.9	60.1	58.5
Depreciation and amortization	20.3	17.4	39.9	34.6
Taxes, other than income	5.4	4.7	10.9	9.5
Total operating expenses	95.5	86.9	195.6	181.2
Operating income	20.6	11.2	41.7	29.3
Other income	1.9	2.7	2.3	3.7
Interest expense	11.2	7.6	23.1	15.5
Income before income taxes	11.3	6.3	20.9	17.5
Income tax benefit[2]	(3.4)	(4.1)	(8.3)	(7.9)
Net income	$14.7	$10.4	$29.2	$25.4

Operating Statistics	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenues (millions)[1,2]
Retail sales:
Residential	$35.3	$28.3	$74.4	$66.5
Commercial[3]	48.8	41.2	95.7	86.4
Industrial	11.0	9.1	20.9	17.9
Other	2.0	1.8	4.0	3.5
	97.1	80.4	195.0	174.3
Other	19.0	17.7	42.3	36.2
	$116.1	$98.1	$237.3	$210.5
Volumes (million kWh)
Retail sales:
Residential	253.4	235.8	585.4	606.5
Commercial[3]	732.1	672.7	1,474.0	1,396.6
Industrial	128.7	120.0	249.4	236.7
Other	20.1	20.1	39.3	40.3
	1,134.3	1,048.6	2,348.1	2,280.1
Average cost of electric fuel and purchased power per kWh	$.026	$.024	$.027	$.025
The previous tables reflect items that are passed through to customers resulting in minimal impact to earnings. These items include:
[1] Electric fuel and purchased power costs, which impact both operating revenues and electric fuel and purchased power expense.
[2] Production tax credits, which impact income tax benefit and operating revenues.
[3] Commercial includes the impact from data centers.

The electric business reported net income of $14.7 million in the second quarter of 2026, compared to $10.4 million for the same period in 2025. This increase was largely the result of higher retail sales revenue, primarily from recovery mechanisms associated with renewable investments including Badger Wind Farm. Interim rates in Montana and new rates in Wyoming, along with higher retail sales volumes across all major customer classes, further drove the increase. The increase was partially offset by higher interest expense associated with debt issuances for recent capital investments, including Badger Wind Farm, as well as higher depreciation expense and operation and maintenance expense, primarily related to Badger Wind Farm.

Natural Gas Distribution	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
	(In millions)
Operating revenues[1,2,3]	$212.6	$206.9	$675.1	$746.2
Operating expenses:
Purchased natural gas sold[1]	103.4	105.8	377.2	456.3
Operation and maintenance[2]	60.8	60.5	126.0	124.1
Depreciation and amortization	26.6	26.5	53.0	52.6
Taxes, other than income[3]	16.8	17.0	43.3	47.6
Total operating expenses	207.6	209.8	599.5	680.6
Operating income (loss)	5.0	(2.9)	75.6	65.6
Other income	3.8	5.1	6.1	8.4
Interest expense	15.9	13.8	32.2	28.6
Income (loss) before income taxes	(7.1)	(11.6)	49.5	45.4
Income tax (benefit) expense	(3.2)	(4.2)	9.2	8.1
Net income (loss)	$(3.9)	$(7.4)	$40.3	$37.3

Operating Statistics	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenues (millions)[1,2,3]
Retail Sales:
Residential	$111.1	$106.1	$370.6	$397.7
Commercial	63.5	63.4	213.7	253.0
Industrial	8.7	9.4	22.1	25.1
	183.3	178.9	606.4	675.8
Transportation and other	29.3	28.0	68.7	70.4
	$212.6	$206.9	$675.1	$746.2
Volumes (MMdk)
Retail sales:
Residential	9.1	8.5	35.6	40.3
Commercial	7.4	7.0	26.0	28.9
Industrial	1.1	1.0	2.6	2.7
	17.6	16.5	64.2	71.9
Transportation sales:
Commercial	.3	.3	.9	1.1
Industrial	32.4	38.1	71.3	86.5
	32.7	38.4	72.2	87.6
Total throughput	50.3	54.9	136.4	159.5
Average cost of natural gas per dk	$5.88	$6.42	$5.88	$6.35
The previous tables reflect items that are passed through to customers resulting in minimal impact to earnings. These items include:
[1] Natural gas costs, which impact operating revenues and purchased natural gas sold.
[2] Conservation, which impacts operating revenues and operation and maintenance expense.
[3] Revenue-based taxes that impact both operating revenues and taxes, other than income.

The natural gas distribution business reported a seasonal loss of $3.9 million in the second quarter of 2026, compared to a seasonal loss of $7.4 million for the same period in 2025. The lower seasonal loss was primarily driven by new rates in Idaho, Washington, Montana and Wyoming, as well as higher retail sales volumes across all customer classes. These impacts were partially offset by higher interest expense resulting from higher long-term debt balances.

Pipeline	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
	(In millions)
Operating revenues	$56.7	$56.3	$113.8	$113.0
Operating expenses:
Operation and maintenance	22.4	22.4	43.2	41.7
Depreciation and amortization	8.3	7.9	16.5	15.9
Taxes, other than income	3.7	3.6	7.5	6.9
Total operating expenses	34.4	33.9	67.2	64.5
Operating income	22.3	22.4	46.6	48.5
Other income	.3	1.7	—	2.1
Interest expense	4.2	4.3	8.2	8.5
Income before income taxes	18.4	19.8	38.4	42.1
Income tax expense	4.0	4.4	8.7	9.5
Net income	$14.4	$15.4	$29.7	$32.6

Operating Statistics	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Transportation volumes (MMdk)	150.4	151.4	293.6	294.9
Customer natural gas storage balance (MMdk):
Beginning of period	27.3	22.1	37.6	44.1
Net injection (withdrawal)	14.2	12.5	3.9	(9.5)
End of period	41.5	34.6	41.5	34.6

The pipeline business reported net income of $14.4 million in the second quarter of 2026, compared to $15.4 million for the same period in 2025. The decrease was driven by lower other income and higher depreciation and amortization expense from a growth project placed in service. These impacts were partially offset by continued customer demand for short-term natural gas transportation contracts and interruptible storage services, as well as contributions from previously constructed growth projects, including a contracted volume increase.

Other
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
	(In millions)
Operating revenues	$.2	$.1	$.4	$.3
Operating expenses:
Operation and maintenance	.2	.4	.7	.5
Total operating expenses	.2	.4	.7	.5
Operating loss	—	(.3)	(.3)	(.2)
Other income	.6	1.6	1.7	3.0
Interest expense	.6	.9	2.0	1.9
Income (loss) before income taxes	—	.4	(.6)	.9
Income tax (benefit) expense	5.9	4.7	(1.6)	(0.4)
Income (loss) from continuing operations	(5.9)	(4.3)	1.0	1.3
Discontinued operations, net of tax	2.0	(.4)	1.9	(.9)
Net income (loss)	$(3.9)	$(4.7)	$2.9	$.4
For the second quarter of 2026 Other reported a net loss of $3.9 million compared to a net loss of $4.7 million for the same period in 2025. The increase was primarily due to income from discontinued operations associated with a $1.5 million tax benefit related to an election to change the tax method for certain strategic initiative costs. Other also reflects income tax adjustments related to the company's annualized estimated tax rate.

Other includes the activities of the captive insurer which insures various types of risks of the company's subsidiaries. Also included in Other is general and administrative costs and interest expense previously allocated to the company's former businesses that did not meet the criteria for discontinued operations. Discontinued operations includes certain costs associated with legacy business activities.

Other Financial Data
	June 30,
	2026	2025
	(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$13.91	$13.37
Market price per common share	$21.21	$16.67
Market value as a percent of book value	152.5%	124.7%
Total assets	$7,712	$6,946
Total equity	$2,927	$2,732
Total debt	$2,577	$2,182
Capitalization ratios:
Total equity	53.2%	55.6%
Total debt	46.8%	44.4%
	100.0%	100.0%